Exhibit (j)

                       CONSENT OF INDEPENDENT ACCOUNTANTS





We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information constituting the Post-Effective Amendment No. 9 to the Registration Statement on Form N-1A (the "Registration Statement") of Scudder Pathways Series comprised of Conservative Portfolio, Balanced Portfolio, and Growth Portfolio, of our report dated October 12, 1999 on the financial statements and financial highlights appearing in the August 31, 1999 Annual Report to the Shareholders of Scudder Pathway Series, which is also incorporated by reference into the Registration Statement. We further consent to the references to our firm under the heading "Financial Highlights," in the Prospectus and "Experts" in the Statement of Additional Information.




/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
July 14, 2000